EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

DRYLOCK TECHNOLOGIES, LTD.

as Buyer,

PRESTO ABSORBENT PRODUCTS, INC.

as Seller,

and

NATIONAL PRESTO INDUSTRIES, INC.

as Parent

January 3, 2017

EXHIBIT 2.1

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	PURCHASE AND SALE OF ASSETS	9
2.1	Purchase and sale	9
2.2	Excluded Assets	10
2.3	Assumed Liabilities	11
2.4	Excluded Liabilities	11
2.5	Transfer of Delayed Acquired Assets	11
ARTICLE 3	PURCHASE PRICE	12
3.1	Purchase Price	12
3.2	Purchase Price Adjustment	13
3.3	Allocation	14
ARTICLE 4	REPRESENTATIONS AND WARRANTIES	15
4.1	Organization, Power and Authorization	15
4.2	Binding Effect and Noncontravention	15
4.3	Brokerage	16
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLER	16
5.1	Organization, Power and Authorization	16
5.2	Binding Effect and Noncontravention	16
5.3	Financial Statements	17
5.4	Events Subsequent to the Latest Balance Sheet	17
5.5	Title to Assets	18
5.6	Compliance With Laws	18
5.7	Tax Matters	18
5.8	Environmental Matters	19
5.9	Intellectual Property	19
5.10	Real Estate	19
5.11	Litigation	20
5.12	Employee Benefits	20
5.13	Insurance	20
5.14	Contracts	21
5.15	Employees	21
5.16	Affiliate Transactions	22
5.17	Brokerage	22
5.18	Receivables	22
5.19	Permits and Licenses	22
5.20	Disclaimer of Other Representations and Warranties	22

EXHIBIT 2.1

Page

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER	23
6.1	Organization, Power and Authorization	23
6.2	Binding Effect and Noncontravention	23
6.3	Brokerage	23
6.4	Litigation	23
6.5	Independent Investigation	24
ARTICLE 7	COVENANTS	24
7.1	Further Assurances; Transition	24
7.2	Tax Matters	25
7.3	Employment Matters	25
7.4	Non-assignable Assets	26
7.5	Non-compete and Non-Solicit	26
7.6	Retention and Access to Business Records	28
7.7	Fulfillment of Open Outstanding Purchase Orders; Servicing Warranty Claims and Remedying Recalls	28
ARTICLE 8	SURVIVAL AND INDEMNIFICATION	29
8.1	Survival of Representations and Warranties	29
8.2	Indemnification Obligations of Seller	29
8.3	Indemnification Obligations of Buyer	30
8.4	Limitations on Indemnification	30
8.5	Indemnification Procedures	31
8.6	Exclusive Remedy	32
ARTICLE 9	CLOSING DELIVERIES	33
9.1	Seller Parties’ Closing Deliveries	33
9.2	Buyers’ Closing Deliveries	33
ARTICLE 10	MISCELLANEOUS	34
10.1	Transaction Expenses	34
10.2	Amendments and Waivers	34
10.3	Successors and Assigns	34
10.4	Governing Law	35
10.5	Notices	35
10.6	Schedules and Exhibits	37
10.7	Specific Performance	37
10.8	Counterparts	37
10.9	No Third Party Beneficiaries	37
10.10	Headings	37
10.11	Entire Agreement	37
10.12	Severability	38
10.13	Construction	38
10.14	Public Announcements	38
10.15	Bulk Transfer Laws	38

EXHIBIT 2.1

EXHIBITS AND SCHEDULES

Exhibit ADelayed Acquired Assets Performance Standards

Exhibit BExample Net Working Capital Calculation

Exhibit CBill of Sale

Exhibit DIntellectual Property Assignment

Exhibit EReal Property Lease

Exhibit FTransition Services Agreement

Disclosure Schedule

EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 3, 2017, by and among DRYLOCK TECHNOLOGIES, LTD., a Delaware corporation (“Buyer”), PRESTO ABSORBENT PRODUCTS, INC., a Wisconsin corporation (“Seller”), and NATIONAL PRESTO INDUSTRIES, INC., a Wisconsin corporation (“Parent”; and, together with Seller, “Seller Parties”).  Buyer, Seller and Parent are each referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS,  Seller is engaged in the business of designing, manufacturing and marketing private-label and branded adult incontinence products (the “Business”); and

WHEREAS,  Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain of the assets of Seller used exclusively in the Business and certain liabilities of the Business, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

“Acceptance Notice” has the meaning set forth in Section 3.2(b).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Contracts” has the meaning set forth in Section 2.1(e).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Period” has the meaning set forth in Section 3.2(c).

“Allocation Objection Notice” has the meaning set forth in Section 3.3.

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“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement that Seller currently maintains or contributes to for the benefit of any employee or former employee (or their beneficiaries) of the Business.

“Bill of Sale” has the meaning set forth in Section 9.1(b).

“Business” has the meaning set forth in the Recitals.

“Business Employees” has the meaning set forth in Section 7.3(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer Restricted Parties” has the meaning set forth in Section 7.5(c).

“Closing” means the actual delivery of the instruments for assignment of the Acquired Assets, the assumption of the Assumed Liabilities, and the exchange and delivery by the Parties of the other documents and instruments contemplated by this Agreement, which will be deemed to take place at the offices of Lindquist & Vennum, LLP, in Minneapolis, Minnesota, or such other location as the Parties may agree.  The effective time of the Closing will be 11:59 p.m. (local time in Eau Claire, Wisconsin) on the Closing Date (the “Effective Time”).

“Closing Balance Sheet” has the meaning set forth in Section 3.2(a).

“Closing Calculation” has the meaning set forth in Section 3.2(a).

“Closing Date” means the date hereof.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Current Assets” means the aggregate amount of all current assets of Seller as determined in accordance with GAAP applied consistently with the accounting methodologies, practices, principles and procedures used by Seller in preparing the Financial Statements; provided,  however, that Current Assets shall not include (a) any current asset of Seller constituting an Excluded Asset, (b) any asset related to income Taxes, whether current or deferred, (c) any asset related to Indebtedness or the costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, (d) any intercompany

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accounts, notes or other receivables, (e) any receivables attributable to advances to employees, or (f) any prepaid expenses (i.e., unbilled claims) relating to the Delayed Acquired Assets.

“Current Liabilities” means  the aggregate amount of all current liabilities of Seller as determined in accordance with GAAP applied consistently with the accounting methodologies, practices, principles and procedures used by Seller in preparing the Financial Statements; provided,  however, that Current Liabilities shall not include (a) any Indebtedness, (b) any liability in respect of Business Employees (other than any liability for accrued vacation in respect of Business Employees, which shall constitute Current Liabilities), (c) any costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, (d) any liability related to Taxes, whether current or deferred (other than Transfer Taxes, which are the responsibility of Buyer pursuant to Section 7.2(a)), (e) any intercompany accounts, notes or other payables, or (f) any accrued fire expense liability relating to the Delayed Acquired Assets.

“Delayed Acquired Assets” has the meaning set forth in Section 2.5.

“Delayed Acquired Asset Performance Standards” means the performance standards set forth on Exhibit A hereto.

“Delayed Acquired Asset Purchase Price” means an amount equal to $4,000,000.00.

“Delayed Acquired Asset Closing Date” has the meaning set forth in Section 2.5.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement which sets forth the exceptions to the representations and warranties contained in Articles 4, 5 and 6, and certain other information called for by this Agreement.

“Effective Time” has the meaning set forth in the definition of Closing.

“Environmental Laws” means all Legal Requirements concerning or relating to the protection of health, safety or the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, release, production or disposal of Hazardous Materials, including, without limitation, the statutory and common laws or nuisance, trespass, and of strict liability for hazardous activities, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001, et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all comparable regional and local Legal Requirements.

“Environmental Permits” has the meaning set forth in Section 5.8.

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“Equipment Recovery Action” means that certain lawsuit pending in the Sixth Civil Court of the City of Juarez, Chihuahua (Mexico), captioned Presto Absorbent Products, Inc. vs. Absorbentes Pin S.A. de C.V. (Docket No. 1340/2014), and all related claims, causes of action, rights of recovery and rights of recoupment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statement” means a statement, prepared by Seller and delivered to Buyer at the Closing, which sets forth the Net Working Capital estimated in good faith by Seller and a calculation of  the Purchase Price, as determined in accordance with Section 3.1(a).

“Estimated Net Working Capital” means the Net Working Capital estimated in good faith by Seller and reflected in the Estimated Closing Statement.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(g).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Allocation” has the meaning set forth in Section 3.3.

“Final Net Working Capital” means the Net Working Capital as finally determined pursuant to Section 3.2.

“Financial Statements” has the meaning set forth in Section 5.3(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, provincial, state, local, municipal, foreign or other government, (c) governmental or quasi governmental authority of any nature, (d) multi-national organization or body, or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Material” means any “hazardous substance,” “pollutant,” or “contaminant” as defined at 42 U.S.C. §9601, as well as any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas that is hazardous, extremely hazardous, toxic, waste, a pollutant, a contaminant or words of similar import or regulatory effect under any Environmental Law.  Hazardous Materials shall include, without limitation, hydrocarbons, petroleum and all derivatives thereof and synthetic substitutes therefor, chlorides, naturally occurring and other radioactive materials, flammables, explosives, urea formaldehyde insulation, biological substances, polychlorinated biphenyls, pesticides, herbicides, solvents and asbestos or asbestos-containing material.

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“Hired Employees” has the meaning set forth in Section 7.3(a).

“Indebtedness” means (a) all indebtedness for borrowed money, (b) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed, (c) all capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP, and (d) all guarantees with respect to liabilities of a type described in any of clauses (a) through (c) above.

“Indemnification Claim Notice” has the meaning set forth in Section 8.5(a)(i).

“Indemnified Party” means a Person who is seeking indemnification under Section 8.2 or 8.3, as applicable.

“Indemnifying Party” means a Person from whom indemnification is being sought under Section 8.2 or 8.3, as applicable.

“Independent Auditors” has the meaning set forth in Section 3.2(c).

“Insurance Policies” has the meaning set forth in Section 5.13.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals; (c) all copyrightable works, all copyrights and all applications, registrations and renewals; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments (in whatever form or medium).

“Intellectual Property Assignment” has the meaning set forth in Section 9.1(c).

“Knowledge,” “Seller’s Knowledge,” “to Seller’s Knowledge” or any similar expression means the actual knowledge of Ricardo Borrero and John Hopkins, together with such knowledge as Ricardo Borrero and John Hopkins would have received had they made reasonable inquiry of such employees and other personnel of Seller having responsibility over the matters represented.

“Latest Balance Sheet” means the unaudited balance sheet of the Business as of November 27, 2016 included among the Financial Statements.

EXHIBIT 2.1

“Leased Real Property” means the real property and facilities that are to be leased pursuant to the Real Property Lease.

“Legal Requirement” means any law, statute, legislation, constitution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, direction or other restriction of an arbitrator or Government Entity.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Loan Recovery Action” means that certain lawsuit pending in the Eleventh Civil Court, Federal District (Mexico City) captioned Presto Absorbent Products, Inc. vs. Absorbentes Pin S.A. de C.V. y David Ocejo Sanchez (Docket No 327/2014) and all related claims, causes of action, rights of recovery and rights of recoupment.

“Loss” means, with respect to any Person, any liability, cost, damage, penalty, fine, Lien, fee, or other out-of-pocket loss or expense, including court costs and reasonable attorneys’ fees and expenses, whether or not arising out of a Third Party Claim, against or affecting such Person, but will not include any consequential damages that are not reasonably foreseeable or any punitive damages, incidental damages, special damages, indirect damages, lost revenue, income or profits, diminution of value, lost opportunity or damages measured by or based on a multiple of earnings (or other similar multiplier).

“Lower Net Working Capital Target Amount” means an amount equal to the Target Net Working Capital Amount minus the Net Working Capital Collar Amount.

“Material Adverse Effect” means any effect, or series of related effects that, individually or in the aggregate, materially and adversely affects the operations or financial condition of the Business, taken as a whole; provided,  however, that any effect arising from or relating to any of the following will be excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred:  (a) any action taken by Seller at the request or direction of Buyer, (b) general business or economic conditions, (c) any failure by the Business to meet Seller’s internal financial projections, (d) political or social conditions, including the engagement by the United States or any other country or group in hostilities, (e) changes in GAAP, (f) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (g) changes in any Legal Requirement, (h) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (i) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, and (j) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder.

“Material Contracts” has the meaning set forth in Section 5.14(a).

“Net Working Capital” means the sum of the Current Assets minus the sum of the Current Liabilities, in each case as determined as of the Closing Date (immediately prior to giving effect to the Closing) and in accordance with GAAP applied consistently with the

EXHIBIT 2.1

accounting methodologies, practices, principles and procedures used by Seller in preparing the Financial Statements.  Attached as Exhibit B is an illustrative calculation of Net Working Capital as if the Closing Date were November 27, 2016.  For the avoidance of doubt and notwithstanding anything herein to the contrary, the amounts of reserves taken into account in determining Net Working Capital shall not exceed the amounts of corresponding reserves reflected on the Latest Balance Sheet.

“Net Working Capital Collar Amount” means $300,000.00.

“Objection Notice” has the meaning set forth in Section 3.2(b).

“Open Outstanding Purchase Order” means any purchase order issued to Seller by a customer of Seller which has been accepted by Seller and that was required under the terms of the purchase order to be shipped and billed prior to the Closing Date, but has not been shipped and billed as of the Closing Date.

“Parent” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 5.19.

“Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which are not yet due or delinquent or are being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory Lien or restriction for amounts not yet due and payable or which are being contested in good faith, (c) zoning, entitlement, building and other land use regulations which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber, (e) any deposit made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or other social security laws or other statutory obligations of Seller, (f) any cash deposit or right of set-off to secure the performance of contracts, leases, letters of credit, statutory obligations and other obligations of a similar nature, in each case imposed in the ordinary course of business, (g) statutory liens of landlords, (h) any Lien created by or at the direction of Buyer, and (i) any Lien securing purchase money indebtedness or a capital lease.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, or a Government Entity.

“Preliminary Allocation” has the meaning set forth in Section 3.3.

“Purchase Price” has the meaning set forth in Section 3.1(a).

EXHIBIT 2.1

“Real Property Lease” has the meaning set forth in Section 9.1(d).

“Recall Obligations” has the meaning set forth in Section 7.7.

“Registered Intellectual Property” has the meaning set forth in Section 5.9(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Restricted Parties” has the meaning set forth in Section 7.5(a).

“Seller Sold Products” has the meaning set forth in Section 7.7.

“Specified Excluded Liabilities” means the following Excluded Liabilities (and no others): (i) any liability of Seller for Taxes (other than Transfer Taxes, which are the responsibility of Buyer pursuant to Section 7.2(a)); (ii) any liability of Seller in respect of Business Employees (other than any liability for accrued vacation in respect of Business Employees, which shall constitute Current Liabilities and, in turn, Assumed Liabilities); (iii) any liability of Seller, Parent or their respective Affiliates in respect of the Business arising out of the production, sale or distribution of any product of the Business by Seller, Parent or their respective Affiliates prior to the Closing or the provision of any services of the Business by Seller, Parent or their respective Affiliates prior to the Closing (other than Current Liabilities, which constitute Assumed Liabilities); and (iv) any liability of Seller arising out of any violation of or non-compliance with any Environmental Law or any environmental condition existing at, under or upon the Leased Real Property on or prior to the Closing Date.

“Target Net Working Capital Amount” means $17,405,000.00.

“Tax” or “Taxes” means federal, state, local or foreign income, gross receipts, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem, personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto.

“Tax Return” means any return, report, information return or other document relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 8.5(a)(i).

“Transaction Documents” means this Agreement, the Bill of Sale, the Intellectual Property Assignment, the Real Property Lease, the Transition Services Agreement and any other document expressly contemplated by this Agreement.

EXHIBIT 2.1

“Transfer Taxes” has the meaning set forth in Section 7.2(a).

“Transition Services Agreement” has the meaning set forth in Section 9.1(e).

“Upper Net Working Capital Target Amount” means an amount equal to the Target Net Working Capital Amount plus the Net Working Capital Collar Amount.

“Warranty Obligations” has the meaning set forth in Section 7.7.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1Purchase and Sale.  At the Closing, subject to the terms and conditions set forth in this Agreement and in consideration of Buyer’s payment of the Purchase Price and assumption of the Assumed Liabilities, Buyer will purchase from Seller, and Seller will sell, convey, assign, transfer, and deliver to Buyer, free and clear of any Liens (other than Permitted Liens), all of the right, title and interest of Seller in and to the assets, properties and rights of Seller that exclusively relate to, or are exclusively used or held for exclusive use in connection with, the Business (collectively, the “Acquired Assets”), including the following (to the extent exclusively relating to, or exclusively used or held for use in connection with the Business):

(a)all Current Assets;

(b)without limiting the generality of Section 2.1(a), all accounts, notes and other receivables;

(c)tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, trailers, tools, jigs and dies), including, but not limited to, the tangible personal property set forth on Section 2.1(c) of the Disclosure Schedule;

(d)all Intellectual Property, goodwill associated therewith, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, including (i) the Intellectual Property set forth on Section 5.9 of the Disclosure Schedule, and (ii) the current uniform resource locators, domain names and web sites and the listings for each, as set forth on Section 2.1(d) of the Disclosure Schedule;

(e)contracts, agreements, commitments and other arrangements, whether written or oral, including unfilled service and maintenance orders, purchase orders for raw materials and supplies, other unfilled customer orders, leases, subleases and licenses, except those which are Excluded Liabilities or Excluded Contracts (collectively, the “Acquired Contracts”);

(f)prepaid expenses, claims, deposits, prepayments, refunds, causes of action, rights of recovery, warranty rights, rights of set-off and rights of recoupment;

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(g)franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Government Entities;

(h)books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials; and

(i)goodwill.

provided,  however, that the Acquired Assets do not include the Excluded Assets.

2.2Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Acquired Assets do not include any of Seller’s right, title and interest in and to the following (collectively, the “Excluded Assets”):

(a) cash and cash equivalents;

(b)any intercompany accounts, notes or other receivables;

(c)without limiting the generality of Section 2.2(a) or (b), any current asset of Seller which, by the terms of the definition of Current Assets, is not included among the Current Assets;

(d) the Benefit Plans;

(e) the Insurance Policies and any and all claims and rights of recovery under the Insurance Policies, including, but not limited to, any and all claims and rights of recovery under the Insurance Policies arising out of, relating to or in connection with the damage to the Delayed Acquired Assets (including, for the avoidance of doubt, business interruption);

(f)the Delayed Acquired Assets, the Equipment Recovery Action and the Loan Recovery Action, all assets that are the subject of the Equipment Recovery Action and the Loan Recovery Action and all causes of action and rights of recovery in connection with the Delayed Acquired Assets, the Equipment Recovery Action and the Loan Recovery Action;

(g) the corporate charter and other documents relating to the organization, maintenance, and existence of Seller as an entity;

(h) the contracts, agreements, commitments and other arrangements set forth on Section 2.2(h) of the Disclosure Schedule (the “Excluded Contracts”);

(i) any Tax refunds relating to the Acquired Assets or the operation of the Business for any taxable period prior to the Closing;

(j)any of the rights of Seller under any Transaction Document; and

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(k)any assets, properties or rights of any kind or nature, which do not exclusively relate to, or are not exclusively used or held for exclusive use in connection with, the Business, including the assets, properties and rights set forth on Section 2.2(k) of the Disclosure Schedule.

2.3Assumed Liabilities.  On the terms and subject to the conditions of this Agreement, Buyer agrees to assume on the Closing Date the following agreements and liabilities of the Business (the “Assumed Liabilities”):

(a) all Current Liabilities;

(b)without limiting the generality of Section 2.3(a), all liabilities for accrued vacation in respect of Business Employees; and

(c)all obligations under the executory portion of any Acquired Contract, but not including any obligation relating to portions performed or to be performed on or before the Closing Date or as a result of any breach or default thereunder.

2.4Excluded Liabilities.  Buyer will have no responsibility for any liabilities of Seller of any nature whatsoever which do not constitute Assumed Liabilities, and any and all of such liabilities shall constitute “Excluded Liabilities.”

2.5Transfer of Delayed Acquired Assets.  The Buyer and Seller hereby acknowledge and agree that there has been material damage to certain assets described on Section 2.5 of the Disclosure Schedule (the “Delayed Acquired Assets”) prior to the Closing Date, and that Seller has tendered claims under one or more of the Insurance Policies seeking coverage for, among other things, the cost of repairing or replacing the Delayed Acquired Assets. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement by Seller to sell, convey, assign, transfer or deliver to Buyer any Delayed Acquired Asset on the Closing Date, nor any obligation of Buyer to acquire, accept, or pay in any way for any Delayed Acquired Assets (including payment of the Delayed Acquired Asset Purchase Price) on the Closing Date.  Rather, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens (other than Permitted Liens), all of the right, title and interest of Seller in and to the Delayed Acquired Assets (or any replacements thereof) on the Delayed Acquired Asset Closing Date (as hereinafter defined), which Delayed Acquired Assets (or any replacements thereof) shall meet or exceed the Delayed Acquired Asset Performance Standards on the Delayed Acquired Asset Closing Date. On the Delayed Acquired Asset Closing Date, Seller shall deliver the Delayed Acquired Assets (or any replacements thereof) to Buyer at the Leased Real Property, and Buyer shall pay the Delayed Acquired Asset Purchase Price to Seller by wire transfer or delivery of immediately available funds to such account(s) designated by Seller in writing to Buyer on or prior to the Delayed Acquired Asset Closing Date. During the period commencing on the Closing Date and ending on the Delayed Acquired Asset Closing Date, Buyer shall use its commercially reasonable efforts to make the Hired Employees and required raw materials available to Seller to facilitate Seller’s repair or replacement of the Delayed Acquired Assets, including any testing of the Delayed Acquired Assets (or any replacements thereof).  The Buyer and Seller hereby acknowledge and agree that the

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consideration payable by Buyer to Seller on the Delayed Acquired Asset Closing Date in respect of the Delayed Acquired Assets (or any replacements thereof) is the Delayed Acquired Asset Purchase Price. For purposes hereof, “Delayed Acquired Asset Closing Date” means the date (or the next business day, if such date is not a business day) which is five (5) days following the date of the last of the following to occur: the Delayed Acquired Assets have been repaired or replaced, the Delayed Acquired Assets have been tested and demonstrated to meet or exceed the Delayed Acquired Asset Performance Standard, and Seller has finally resolved (by settlement or otherwise) all of Seller’s claims made under the Insurance Policies with respect to such repair or replacement. For avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the obligation of Seller to transfer the Delayed Acquired Assets in good operating condition does not include the obligation to transfer in good operating condition any newly-added kit or equipment that has been modified from the design of the Delayed Acquired Assets as it existed prior to the material damage; any such newly added kit or equipment transferred with the Delayed Acquired Assets will be transferred on an “as is” basis.  The purchase and sale of the Delayed Acquired Assets and the payment of the Delayed Acquired Asset Purchase Price will be completed in accordance with documentation reasonably satisfactory to the Buyer and Seller and otherwise consistent with the provisions of this Section 2.5; provided,  however, that Seller will only make representations and warranties to Buyer in such documentation as to due execution and enforceability of such documentation, Seller’s title to the Delayed Acquired Assets (and the conveyance thereof to Buyer), and the Delayed Acquired Assets being free and clear of Liens (other than Permitted Liens).

ARTICLE 3

PURCHASE PRICE

3.1Purchase Price.

(a)The aggregate consideration for the Acquired Assets  will be the sum of the following (without duplication) (as adjusted in accordance with this Agreement, including under Section 3.2, the “Purchase Price”):

(i)$67,000,000.00;

(ii)less, the amount (if any) by which the Estimated Net Working Capital is less than the Lower Net Working Capital Target Amount; and

(iii)plus, the amount (if any) by which the Estimated Net Working Capital exceeds the Upper Net Working Capital Target Amount.

For the avoidance of doubt, in the event that the Estimated Net Working Capital is equal to the Lower Net Working Capital Target Amount, or is equal to the Upper Net Working Capital Target Amount, or is greater than the Lower Net Working Capital Target Amount and less than the Upper Net Working Capital Target Amount, then the Purchase Price will not be adjusted pursuant to Section 3.1(a)(ii) or Section 3.1(a)(iii).

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(b)At the Closing and subject to the conditions set forth in this Agreement, Buyer will deliver the Purchase Price to Seller, by wire transfer of immediately available funds to an account designated by Seller.

3.2Purchase Price Adjustment.  Following the Closing Date, the Purchase Price will be adjusted as set forth in this Section 3.2:

(a)Closing Balance Sheet Preparation.  Buyer will prepare and deliver to Seller within 60 days after the Closing Date an unaudited consolidated balance sheet of the Business as of the Closing Date (immediately prior to giving effect to the Closing) (the “Closing Balance Sheet”) and a calculation of Net Working Capital determined from the Closing Balance Sheet (the “Closing Calculation”).  The Closing Balance Sheet will be prepared in accordance with GAAP applied consistently with the accounting methodologies, practices, principles and procedures used by Seller in preparing the Financial Statements, and the Closing Calculation will be computed in accordance with the definition of Net Working Capital, based on the Closing Balance Sheet.  Buyer will make the work papers and back-up materials used in preparing the Closing Balance Sheet and the Closing Calculation, and the books, records, and financial staff of Buyer, available to Seller and its accountants and other representatives at reasonable times (during the normal business hours of the Business) and upon reasonable notice at any time during (i) the review by Seller of the Closing Balance Sheet and Closing Calculation, and (ii) the resolution by Seller and Buyer of any objections thereto, provided that Seller agrees to such reasonable confidential restrictions upon such information as Buyer may reasonably impose.

(b)Closing Balance Sheet Review.  Within 30 days following Buyer’s delivery of the Closing Balance Sheet to Seller, Seller will deliver to Buyer a written notice stating either (i) Seller’s acceptance, without objection, of the Closing Balance Sheet and the Closing Calculation (an “Acceptance Notice”) or (ii) Seller’s objections to the Closing Balance Sheet and the Closing Calculation (an “Objection Notice”).  The Objection Notice will contain a statement of the basis of Seller’s objections.  If Seller delivers to Buyer an Acceptance Notice, or does not deliver to Buyer an Objection Notice within such 30-day period, then the Closing Balance Sheet will be conclusive and binding upon Seller and Buyer, and the Closing Calculation will constitute the Final Net Working Capital.

(c)Audit Review.  In the event that Seller delivers to Buyer an Objection Notice, and Buyer and the Seller fail to resolve all of the issues set forth in the Objection Notice within 30 days after Buyer receives the Objection Notice (the “Agreement Period”), (i) Seller and Buyer will retain a firm of certified public accountants mutually acceptable to Buyer and Seller (the “Independent Auditors”) to make the determination of the Final Net Working Capital in accordance with the terms of this Agreement, and (ii) Buyer and Seller each will provide the Independent Auditors with their respective determinations of the Net Working Capital. The Independent Auditors will consider only those items and amounts in Buyer’s and Seller’s respective determinations of the Net Working Capital that are identified as being items and amounts to which Buyer and Seller have been unable to agree. In resolving any such disputed item or amount, the Independent Auditors may not assign a value to any item or amount that is higher than the highest value for such item or amount claimed by either Seller or Buyer or lower than the lowest value for such item or amount claimed by either Seller or Buyer. The

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Independent Auditors’ determination of the Final Net Working Capital will be based on the definition of “Net Working Capital” contained in this Agreement.  Assuming compliance with the immediately preceding sentence, the determination of the Final Net Working Capital by the Independent Auditors will be conclusive and binding upon Seller and Buyer.  The fees, costs and expenses of the Independent Auditors will be allocated to Buyer and Seller based upon the percentage which the portion of the contested amount not awarded bears to the amount actually contested, as determined by the Independent Auditors.  By way of illustration, if Buyer claims that the Net Working Capital as of the Closing Date is $1,000,000, Seller claims that the Net Working Capital is $1,500,000, and the Independent Auditors determine that the Net Working Capital is $1,200,000, then the costs and expenses of the Independent Auditors will be allocated 60% (i.e., 300,000 ÷ 500,000) to Seller and 40% (i.e., 200,000 ÷ 500,000) to Buyer.

(d)Adjustment Payment.

(i)Upon the determination of the Final Net Working Capital in accordance with this Section 3.2, the Purchase Price will be recalculated using the Final Net Working Capital in lieu of the Estimated Net Working Capital used in the calculation of the Purchase Price payable at Closing.

(ii)If the Purchase Price as recalculated under Section 3.2(d)(i) exceeds the Purchase Price paid at Closing, then Buyer will pay to Seller the amount by which the recalculated Purchase Price exceeds the Purchase Price paid at Closing by wire transfer or delivery of other immediately available funds to the account(s) designated by Seller in writing to Buyer within ten (10) days after the determination of the Final Net Working Capital.

(iii)If the Purchase Price as recalculated under Section 3.2(d)(i) is less than the Purchase Price paid at Closing, then Seller will pay to Buyer the amount by which the recalculated Purchase Price is less than the Purchase Price paid at Closing by wire transfer or delivery of other immediately available funds to the account(s) designated by Buyer in writing to Seller within ten (10) days after the determination of the Final Net Working Capital.

Parent hereby guarantees the full payment and satisfaction of all obligations of Seller arising under this Section 3.2(d).

3.3Allocation.  The Buyer and Seller agree that the Purchase Price (as adjusted pursuant to this Agreement) and the Assumed Liabilities (and all other capitalized costs) will be allocated among the Acquired Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Within 90 days after the Closing Date (or, if later, within 20 days after the Final Net Working Capital is determined in accordance with Section 3.2), Buyer will deliver to Seller its proposed allocation consistent with this Section 3.3 (the “Preliminary Allocation”).  Within 20 days after Seller’s receipt of the Preliminary Allocation, Seller may deliver a written notice to Buyer setting forth any objections to the Preliminary Allocation (an “Allocation Objection Notice”), together with a summary of the reasons therefor and calculations which Seller believes are necessary to eliminate such objections.  If Seller does not deliver an Allocation Objection Notice within such 20-day period, the Preliminary Allocation shall be the final allocation of the Purchase Price among the Acquired

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Assets (as adjusted pursuant to this Agreement) and the Assumed Liabilities (and all other capitalized costs) (the “Final Allocation”), and each Party will file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Final Allocation.  If Seller delivers an Allocation Objection Notice within such 20-day period, Buyer and Seller shall engage in good-faith discussions in an effort to resolve by written agreement any objections identified in the Allocation Objection Notice.  If Seller delivers an Allocation Objection Notice within such 20-day period and Seller and Buyer are able to resolve by written agreement all objections identified in the Allocation Objection Notice within ten (10) days of Seller’s delivery to Buyer of the Allocation Objection Notice, the allocation so agreed upon in writing by Buyer and Seller shall be the Final Allocation, and each Party will file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Final Allocation.  If Seller delivers an Allocation Objection Notice within such 20-day period and Seller and Buyer are not able to resolve by written agreement all objections identified in the Allocation Objection Notice within ten (10) days of Seller’s delivery to Buyer of the Allocation Objection Notice, then (subject to the first sentence of this Section 3.3) each Party shall be entitled to allocate the Purchase Price (as adjusted pursuant to this Agreement) and the Assumed Liabilities (and all other capitalized costs) among the Acquired Assets in such a manner as each such Party deems appropriate, in its sole discretion.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF PARENT

Except as otherwise set forth on the Disclosure Schedule, Parent represents and warrants to Buyer that:

4.1Organization, Power and Authorization.  Parent (a) is duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and (b) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Parent’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by Parent.

4.2Binding Effect and Noncontravention.

(a)This Agreement has been duly executed and delivered by Parent and constitutes, and each other Transaction Document to which Parent is a party when executed and delivered will constitute, a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)The execution, delivery and performance by Parent of the Transaction Documents to which it is a party do not (i) violate any applicable Legal Requirement to which

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Parent is subject or any provision of its articles of incorporation or bylaws, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Parent is a party or by which Parent is bound or to which Parent’s assets are subject, (iii) result in the creation of any Lien on the Acquired Assets, or (iv) require any authorization, consent, approval or notice by or to any Government Entity except as would not have a Material Adverse Effect.

4.3Brokerage.  Except for Houlihan Lokey Capital, Inc., Parent has not retained any broker, finder, investment banker or financial advisor in connection with the transactions contemplated by this Agreement.  Buyer will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Parent.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as otherwise set forth on the Disclosure Schedule, Seller represents and warrants to Buyer that:

5.1Organization, Power and Authorization; Subsidiaries.  Seller (a) is duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and (b) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Seller’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by Seller.  Seller has the organizational power to carry on the Business and to own and use the properties owned and used by it in the Business.  Seller is duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect.  Seller is a direct wholly-owned subsidiary of Parent. Seller has no subsidiaries.

5.2Binding Effect and Noncontravention.

(a)This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document to which Seller is a party when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)Except as set forth on Section 5.2(b) of the Disclosure Schedule, the execution, delivery and performance by Seller of the Transaction Documents to which it is a party do not (i) violate any applicable Legal Requirement to which Seller is subject or any

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provision of its articles of incorporation or bylaws, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract, (iii) result in the creation of any Lien on the Acquired Assets, or (iv) require any authorization, consent, approval or notice by or to any Government Entity except as would not have a Material Adverse Effect.

5.3Financial Statements.

(a)Attached as Section 5.3(a) of the Disclosure Schedule are true and correct copies of the following financial statements of the Business (the “Financial Statements”):  (i) unaudited balance sheets and statements of income as of December 31, 2014 and 2015 and for the years then ended, and (ii) unaudited balance sheet and statement of income as of November 27, 2016 and for the year-to-date period then ended.  All of the Financial Statements have been prepared internally from the books and records of Seller in accordance with GAAP and fairly present the financial condition of the Business as of their respective dates and the results of its operations for the periods covered thereby; provided,  however, that the Financial Statements lack footnotes and other presentation items and the interim Financial Statements are subject to normal year-end adjustments.

(b)Except as set forth on Section 5.3(b) of the Disclosure Schedule, Seller does not have any Indebtedness.

5.4Events Subsequent to the Latest Balance Sheet.  Except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.4 of the Disclosure Schedule, since the date of the Latest Balance Sheet, Seller has not, with respect to the Business:

(a)sold, assigned, transferred, leased or licensed any Acquired Assets outside the ordinary course of business having a value of more than $100,000.00;

(b)entered into any agreement, contract, lease, or license involving more than $100,000.00, except for purchase orders and sales orders entered into in the ordinary course of business;

(c)accelerated, terminated, modified, or cancelled any contract, agreement, commitment or other arrangement, whether written or oral, exclusively related to, or exclusively used or held for exclusive use in connection with, the Business involving more than $100,000.00 (or had any other party thereto take such action);

(d)imposed or granted any Lien on any of the Acquired Assets;

(e)made any capital expenditures or commitments therefore involving more than $100,000.00 (in the aggregate);

(f)cancelled, compromised, waived, or released any right or claim involving more than $100,000.00 (individually or in the aggregate);

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(g)experienced any material damage, destruction or loss to any of the Acquired Assets (whether or not covered by insurance);

(h)received any written notice from any customer with respect to any warranty claims, termination of contracts or work orders, or disputes as to amounts billed in excess of $100,000.00;

(i)made or granted any bonus or any wage or compensation increase to any employee of the Business, except in the ordinary course of business in accordance with past custom or practice;

(j)failed to replenish the inventory of the Business in a normal and customary manner consistent with its prior practice or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business, or made any change in its selling, pricing, advertising or personnel practices which are inconsistent with past practice;

(k)delayed or postponed the payment of undisputed accounts payable and other undisputed liabilities outside the ordinary course of business; or

(l)agreed to do any of the foregoing.

5.5Title to Assets.  Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens (except Permitted Liens).

5.6Compliance With Laws.  Seller is in compliance with all Legal Requirements applicable to the Business, except where the failure to comply would not have a Material Adverse Effect.

5.7Tax Matters.

(a)Seller has filed all material Tax Returns with respect to the Business or the Acquired Assets that are required to be filed on or prior to the Closing Date and all material Taxes shown as due and owing on such Tax Returns have been paid in full, in each case to the extent that a failure to file such Tax Returns or a failure to pay such Taxes could reasonably be expected to result in Buyer being liable for such Taxes or could reasonably be expected to give rise to a Lien on the Acquired Assets.

(b)There are no Liens, other than Permitted Liens, on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)No audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Business or the Acquired Assets.

(d)This Section 5.7 contains the sole and exclusive representations and warranties of Seller with respect to Taxes.

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5.8Environmental Matters.  Except as set forth on Section 5.8 of the Disclosure Schedule, Seller is in compliance with all Environmental Laws applicable to the Business except where the failure to comply would not have a Material Adverse Effect.  Seller is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of the Business, except where the failure to comply would not have a Material Adverse Effect (the “Environmental Permits”).  Seller has made available to Buyer true and complete copies of the Environmental Permits.  Except as set forth on Section 5.8 of the Disclosure Schedule, since January 1, 2013, Seller has not received any written notice from any Government Entity of any actual or alleged violations or liabilities of the Business arising under Environmental Laws, including any investigatory, remedial or corrective obligations.  This Section 5.8 contains the sole and exclusive representations and warranties of Seller with respect to any matters arising under or relating to any Environmental Laws.

5.9Intellectual Property.  Set forth on Section 5.9 of the Disclosure Schedule are all of the following that are owned or used by Seller and used by Seller exclusively in connection with the Business:  (a) patents and patent applications, (b) registered trademarks and applications to register trademarks, (c) registered copyrights and applications to register copyrights, and (d) all Intellectual Property (except for commercially available off-the-shelf software) that Seller uses under any license, sublicense, grant, or other agreement and that is material to the Business.  Except as set forth on Section 5.9 of the Disclosure Schedule, since January 1, 2010, Seller has not received any written claims that it has in the operation of the Business infringed or misappropriated the Intellectual Property of any other Person.  To Seller’s Knowledge, (x) no Person is infringing upon or misappropriating any material Intellectual Property owned or licensed by Seller and used in the Business, and (y) Seller, in the operation of the Business, is not infringing upon or misappropriating the Intellectual Property of any other Person.

5.10Real Estate.

(a)Seller does not own any real property.  Except as set forth on Section 5.10(a) of the Disclosure Schedule, the Leased Real Property is the only real property used by Seller in the conduct of the Business.

(b)Parent has leased the Leased Real Property to Seller pursuant to an oral lease.  Neither Seller nor Parent is in material violation or breach of or default under such lease.  Seller has not subleased or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof.

(c)To Seller’s Knowledge, there are no pending or threatened condemnation proceedings against all or any portion of the Leased Real Property.

5.11Litigation.  Except as set forth on Section 5.11 of the Disclosure Schedule and except as would not have a Material Adverse Effect: (a) Seller is not, with respect to the Business, (i) subject to any outstanding injunction, judgment, order or decree, or (ii) party to or, to Seller’s Knowledge, threatened to be made a party to, any proceeding, hearing, claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding;

EXHIBIT 2.1

and (b) the Business has not manufactured or sold products in respect of which any legal action, suit or arbitration for a product liability claim that has been filed and is pending on the date hereof or, to Seller’s Knowledge, has been made in the three (3) years prior to the Closing Date.

5.12Employee Benefits.

(a)The Disclosure Schedule lists each Benefit Plan.  Each Benefit Plan has been maintained in substantial compliance with its terms and with applicable Legal Requirements, except where such failure would not have a Material Adverse Effect.

(b)Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has a favorable advisory, opinion or determination letter from the Internal Revenue Service or the prototype plan sponsor has received such a letter from the Internal Revenue Service to the effect that such Benefit Plan is qualified as to form with respect to all applicable requirements of the Code other than those for which the remedial amendment period under Section 401(b) of the Code has not expired and, to Seller’s Knowledge, nothing has occurred since the date of such advisory, opinion or determination letter that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

(c)No Benefit Plan constitutes a “defined benefit plan” (as defined in Section (3)(35) of ERISA).

(d)There are no pending or, to Seller’s Knowledge, threatened claims related to any Benefit Plan by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, or any Government Entity (other than routine claims for benefits), except as would not have a Material Adverse Effect.

(e)This Section 5.12 contains the sole and exclusive representations and warranties of Seller with respect to any employee benefit matters relating to Seller or the Business.

5.13Insurance.  Except for insurance policies related to Benefit Plans, the Disclosure Schedule lists each material insurance policy, bond or other form of insurance maintained by Seller or by any Affiliate of Seller for Seller’s benefit with respect to the Business (the “Insurance Policies”).  All the Insurance Policies are in full force and effect and Seller is not in material default with respect to its obligations under any of the Insurance Policies.  No written notice of cancellation or termination has been received by Seller with respect to any Insurance Policy.

5.14Contracts.

(a)Except for contracts related to Benefit Plans, the Disclosure Schedule contains a list of each of the following Acquired Contracts (the “Material Contracts”):

(i)contract that involves the performance of services or delivery of goods or materials by the Business that is reasonably expected to result in revenue after the date hereof in

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excess of $300,000.00 in any twelve-month period (other than open purchase orders made in the ordinary course of business);

(ii)contract that involves the performance of services for, or delivery of goods or materials to, the Business that is reasonably expected to result in expenditures after the date hereof in excess of $300,000.00 in any twelve-month period (other than open sales orders made in the ordinary course of business);

(iii)contract for the employment of any Person by the Business on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $200,000.00, or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(iv)contract that restricts in any material respect the ability of Seller to engage in the Business or compete with any Person with respect to the Business; and

(v)lease of any tangible personal property to or from any other Person that is used exclusively in the Business with aggregate annual rental payments exceeding $100,000.00 in the most recently completed calendar year.

(b)Each Material Contract is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).  Seller is not in material violation or breach of or default under any Material Contract.  To Seller’s Knowledge, the other parties to each Material Contract are not in material violation or breach of or default thereunder.  Seller has provided to Buyer a true, correct and complete copy of each written Material Contract.

5.15Employees.

(a)Section 5.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all employees of Seller as of the date of this Agreement, and, to the extent such information may be shared consistent with applicable Legal Requirements, their names, titles, beginning service dates, current wages (salaries or hourly rates of pay), vacation entitlements, commission and bonuses.

(b)Seller is not a party to, bound by or subject to any collective bargaining agreement or other similar contract with any labor union in connection with the Business.  Since January 1, 2013, Seller has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute in connection with the Business.

5.16Affiliate Transactions.  Except for compensation for services rendered in the ordinary course of business, none of Seller’s directors, managers, officers, employees, or Affiliates (a) has any interest in any property (whether real, personal or mixed and whether

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tangible or intangible) used in or pertaining to the Business, or (b) is a party to any Acquired Contract.

5.17Brokerage.  Except for Houlihan Lokey Capital, Inc., Seller has not retained any broker, finder, investment banker or financial advisor in connection with the transactions contemplated by this Agreement.  Buyer will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Seller.

5.18Receivables.  Subject to reserves reflected on the Latest Balance Sheet, as adjusted to reflect operations thereafter in accordance with past practices, the accounts receivable, notes receivable and other amounts receivable of Seller as of the Closing Date (a) are bona fide receivables representing amounts due with respect to actual, arm’s length transactions entered into in the ordinary course of business, and (b) are legal, valid and binding obligations of the obligors subject to no material setoffs or counterclaims.

5.19Permits and Licenses.  The Disclosure Schedule contains a true and complete list of all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Government Entity to Seller and that are material to the Business (the “Permits”).  All of the Permits are currently effective and valid and are sufficient to enable Seller to conduct the Business in material compliance with all Legal Requirements relating to the Permits, except as would not have a Material Adverse Effect.  Except as set forth in Section 5.8, this Section 5.19 contains the sole and exclusive representations and warranties of Seller with respect to any permitting or licensing matters relating to Seller or the Business.

5.20Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Article 5, Seller will sell the Acquired Assets to Buyer “AS IS,” and Seller makes no representation or warranty of any kind whatsoever, express or implied, at law or in equity, in respect of Seller, the Business, the Acquired Assets, the Assumed Liabilities or otherwise, or with respect to any information provided to Buyer, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are expressly disclaimed.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

6.1Organization, Power and Authorization.  Buyer (a) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (b) has the requisite corporate power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been duly

EXHIBIT 2.1

authorized by Buyer.  Buyer has the organizational power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

6.2Binding Effect and Noncontravention.

(a)This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document to which Buyer is a party when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not (i) violate any material Legal Requirement to which Buyer is subject or its charter or bylaws or equivalent organizational documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject, or (iii) require any authorization, consent, approval or notice by or to any Government Entity.

6.3Brokerage.  Buyer has not retained any broker, finder, investment banker or financial advisor in connection with the transactions contemplated by this Agreement.  Seller will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Buyer.

6.4Litigation.  Buyer is not (a) subject to any outstanding injunction, judgment, order or decree, or (b) party to or, to Buyer’s Knowledge, threatened to be made a party to, any proceeding, hearing, claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, which would reasonably be expected to have an adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or otherwise perform its obligations under any Transaction Document to which it is a party.

6.5Independent Investigation.  Buyer and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of Seller and the Business as desired by Buyer.  The purchase of the Acquired Assets and the assumption of the Assumed Liabilities by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, the Seller Parties or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article 4 and Article 5 (in each case, as

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modified by the Disclosure Schedule), and Buyer acknowledges that the Seller Parties expressly disclaim any other representations and warranties.  Such purchase and consummation are instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Business, as well as those representations and warranties by the Seller Parties specifically and expressly set forth in Article 4 and Article 5 (in each case, as modified by the Disclosure Schedule).  Buyer acknowledges that the Seller Parties have not made any representations or warranties to Buyer regarding the probable success or profitability of the Business.  Buyer further acknowledges that neither the Seller Parties nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Business or the transactions contemplated by this Agreement not specifically and expressly set forth in Article 4 and Article 5 (in each case, as modified by the Disclosure Schedule), and neither the Seller Parties nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any confidential information memoranda distributed on behalf of Seller relating to the Business or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided or made available to Buyer or its representatives, including management presentations, in connection with the purchase and sale of the Acquired Assets and the transactions contemplated hereby.

ARTICLE 7

COVENANTS

7.1Further Assurances; Transition.

(a)Buyer and Seller will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

(b)No Seller Party shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer or supplier of the Business from maintaining substantially the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing.  The Seller Parties will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

7.2Tax Matters.

(a)Discontinuation of Operations.  The Parties acknowledge and agree that the Closing will be effective as of the Effective Time.  The Parties further acknowledge and agree that, prior to the Effective Time, Seller has ceased actively operating the Business in the regular course of business as a seller of tangible personal property, items, property or goods under Wis. Stat § 77.52(1)(b), (c) or (d) or taxable services at all locations of the Business situated in the State of Wisconsin.

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(b)Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) will be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

(c)Wage Reporting.  Buyer and Seller agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

7.3Employment Matters.

(a)Effective as of immediately prior to the Closing, Seller will terminate each employee of the Business who is employed by Seller (the “Business Employees”).  Buyer will make offers of employment to all Business Employees.  The Business Employees who accept employment with Buyer are referred to as the “Hired Employees.”  Seller will use its reasonable best efforts to assist Buyer with the transition of all Hired Employees to Buyer.  All Hired Employees will become employees of Buyer effective as of the Closing.  Effective as of the Closing and for a period of twelve (12) months following the Closing, Buyer shall provide, or cause to be provided to, Hired Employees base salaries, hourly rates of pay, commission programs, target bonuses and employee benefits at least substantially similar in the aggregate to those in effect immediately prior to the Closing.  Notwithstanding anything to the contrary in this Agreement, following the Closing Date, Buyer shall be entitled, in its sole discretion, to terminate the employment of any Hired Person at any time due to performance issues.

(b)Effective as of the Closing, all Business Employees will cease participation in the Benefit Plans and will begin participation in the employee benefit plans of Buyer.  Buyer will give each Hired Employee credit for his or her years of service with Seller prior to the Closing for purposes of determining eligibility to participate in benefits, including, but not limited to, paid time off and vacation, and vesting under the employee benefit plans of Buyer in which such Hired Employee becomes eligible to participate after the Closing.  Buyer shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Hired Employees and their respective covered dependents under Buyer’s medical and health plans (except to the extent that such conditions, exclusions or waiting periods would apply under the Benefit Plans in which such Hired Employees were participating immediately prior to the Closing) and (ii) provide each Hired Employee and his or her covered dependents with credit for any deductibles, co-insurance, co-payments or similar charges under the Benefit Plans in the current plan year toward the applicable limits under Buyer’s plan for Buyer’s current plan year incurred prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under Buyer’s plans.

(c)As soon as practicable following the Closing, with respect to any Benefit Plan that is a tax-qualified defined contribution plan, Buyer shall permit Hired Employees to directly roll over their account balances from such plan (including any outstanding loan plan

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balances) into a tax-qualified “eligible retirement plan” (within the meaning of Section 402(c)(8)(B) of the Code) maintained by Buyer or an Affiliate of Buyer.

(d)Effective as of the Closing, Buyer shall take, or cause to be taken, all actions necessary for Hired Employees to participate in a flexible benefits plan (which is a cafeteria plan qualified under Section 125 of the Code, a medical flexible spending account plan qualified under Section 105(b) of the Code and a dependent care assistance plan qualified under Section 129 of the Code) in order to provide benefit coverage to such Hired Employees substantially equivalent to those provided under any Benefit Plan that is a flexible benefits plan.  This means, following each Hired Employee’s enrollment in Buyer’s flexible benefits plan, each Hired Employee’s salary reduction elections made with respect to medical flexible spending and dependent care assistance accounts under the Benefit Plans will continue to be made for the balance of Buyer’s plan year under Buyer’s flexible benefits plan and Buyer will process and pay all claims for reimbursement (with respect to expenses incurred anytime during such plan year) made by such Hired Employees after the Closing Date under Buyer’s flexible benefits plan.

(e)Seller shall be responsible for all liabilities with respect to salaries, wages, commissions, bonuses, sick pay or paid time off, unemployment insurance benefits and compensation that are payable or owed to any Business Employees for work performed on behalf of the Seller Parties, all of which liabilities shall constitute Excluded Liabilities; provided,  however, that all liabilities with respect to accrued vacation in respect of Business Employees shall constitute Current Liabilities and, in turn, Assumed Liabilities.

7.4Non-assignable Assets.  If the assignment of any Acquired Asset requires the consent of any Person and such consent is not obtained at or prior to the Closing, then (a) for a period not to exceed 90 days following the Closing, the Parties will use their reasonable best efforts to obtain the written consent of such other Person to the assignment, (b) this Agreement will not constitute an agreement to assign such Acquired Asset until such consent is obtained, and (c) at Buyer’s election, for a period not to exceed 180 days following the Closing, Seller will continue to maintain and/or perform any such Acquired Asset at the direction and for the risk and benefit of Buyer.

7.5Non-Compete and Non-Solicit.

(a)Covenant Not to Compete.  For a period of five (5) years from and after the Closing Date, none of the Seller Parties or any entity over which a Seller Party maintains the power, directly or indirectly, to direct or cause the direction of the management and policies, whether through the ownership of voting securities, by contract or otherwise (collectively, the “Seller Restricted Parties”), will engage directly or indirectly (except having less than 3% ownership of the outstanding stock in any publicly-traded corporation) in the Business.

(b)Seller Parties Nonsolicitation and Noninterference.  For a period of five (5) years from and after the Closing Date, no Seller Restricted Party will directly or indirectly (i) induce any Hired Employee to leave the employ of the Buyer and its Affiliates (except that the foregoing shall not prohibit a Seller Restricted Party from making a general solicitation for employment that is not targeted at any such Hired Employee (including through the use of

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employment agencies) or from hiring any Hired Employee who responds to any such general solicitation (provided, that if any Hired Employee responds to any such general solicitation and applies for employment with a Seller Restricted Party as a result thereof, such Seller Restricted Party shall notify Buyer of such application), or soliciting for hire any Hired Employee whose employment or engagement with Buyer or any of its Affiliates was terminated more than six (6) months prior to the date of such solicitation), or (ii) induce any customer, supplier, licensee, licensor or other Person having a business relationship with the Business as of the Closing Date to cease doing business with the Buyer and its Affiliates.

(c)Buyer Nonsolicitation and Noninterference.  For a period of five (5) years from and after the Closing Date, none of Buyer or any entity over which Buyer or any of its Affiliates  maintains the power, directly or indirectly, to direct or cause the direction of the management and policies, whether through the ownership of voting securities, by contract or otherwise (collectively, the “Buyer Restricted Parties”), will directly or indirectly induce any employee of any Seller Restricted Party to leave the employ of any such Seller Restricted Party (except that the foregoing shall not prohibit a Buyer Restricted Party from making a general solicitation for employment that is not targeted at any such employee of a Seller Restricted Party (including through the use of employment agencies) or from hiring any employee of any Seller Restricted Party who responds to any such general solicitation (provided, that if any employee of any Seller Restricted Party responds to any such general solicitation and applies for employment with a Buyer Restricted Party as a result thereof, such Buyer Restricted Party shall notify Parent of such application) or soliciting for hire any employee of any Seller Restricted Party whose employment or engagement with a Seller Restricted Party was terminated more than six (6) months prior to the date of such solicitation).

(d)If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.6Retention and Access to Business Records.  Buyer shall maintain all business records of Seller included among the Acquired Assets for a period of three (3) years following the Closing Date and shall make such records available to Seller for inspection or copying at Seller’s expense upon Seller’s reasonable request for any reasonable purpose; provided,  however, that following the expiration of the three-year retention period Buyer may require the Seller Parties or their respective Affiliates or representatives to enter into non-disclosure agreement with Buyer, reasonably acceptable to Buyer.

7.7Fulfillment of Open Outstanding Purchase Orders; Servicing Warranty Claims and Remedying Recalls.  Seller and Buyer acknowledge and agree that the following obligations constitute Specified Excluded Liabilities: (a) all obligations in respect of fulfilling Open Outstanding Purchase Orders; (b) all obligations in respect of servicing claims under any warranty made by Seller with respect to products of the Business sold and shipped by Seller prior

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to the Closing and products sold under Open Outstanding Purchase Orders (collectively, “Seller Sold Products”), including repairing or replacing any item covered under any such warranty (collectively, “Warranty Obligations”); and (c) all obligations in respect of remedying any recall of Seller Sold Products that is mandated under applicable Legal Requirements (collectively, “Recall Obligations”).  Within two (2) days after the Closing Date, Seller shall notify Buyer in writing of any Open Outstanding Purchase Order, and Buyer shall fulfill all Open Outstanding Purchase Orders in accordance with the pre-Closing custom and practice of the Business.  For any Open Outstanding Purchase Order that Buyer fulfills, Buyer shall send an invoice for the shipment consistent with the terms of the Open Outstanding Purchase Order and the pre-Closing custom and practice of the Business, and Buyer shall retain all amounts received in relation to that Open Outstanding Purchase Order.  Following the Closing Date, Seller shall notify Buyer in writing of any warranty claim directed to Seller giving rise to a Warranty Obligation, and Buyer shall notify Seller in writing of any warranty claim directed to Buyer giving rise to a Warranty Obligation and any product recall giving rise to a Recall Obligation.  Buyer shall service, on behalf of Seller, all warranty claims giving rise to a Warranty Obligation, and Buyer shall remedy, on behalf of Seller, all product recalls giving rise to a Recall Obligation.  For any Warranty Obligation or Recall Obligation, Seller shall reimburse Buyer for the actual costs and out-of-pocket expenses incurred by Buyer in servicing, on behalf of Seller, any such warranty claim giving rise to a Warranty Obligation and remedying, on behalf of Seller, any such product recall giving rise to a Recall Obligation, it being acknowledged and agreed that Buyer shall be obligated to take all reasonable steps to mitigate all such costs and expenses in accordance with Section 8.4(e).  For the avoidance of doubt, in the event that Buyer services a warranty claim in respect of a Seller Sold Product to maintain a relationship with the customer making such warranty claim and not because such warranty claim is valid and Buyer’s servicing of such warranty claim is not in accordance with the pre-Closing custom and practice of the Business, or in the event Buyer remedies a product recall in respect of a Seller Sold Product that is not mandated under applicable Legal Requirements and Buyer’s remedying of such product recall is not in accordance with the pre-Closing custom and practice of the Business, Seller shall not be liable for, and shall not be required to reimburse Buyer for, any costs or out-of-pocket expenses incurred by Buyer in connection therewith.  Notwithstanding anything to the contrary contained in this Agreement (including, but not limited to, Article 8), Buyer’s right to reimbursement as described in this Section 7.7 shall be Buyer’s sole remedy in respect of any Warranty Obligation or Recall Obligation and no Buyer Indemnitee shall be entitled to indemnification under Article 8 for any Losses incurred by any Buyer Indemnitee resulting from any Warranty Obligation or Recall Obligation, provided that any costs or expenses reimbursed by Seller under this Section 7.7 shall constitute Losses which are subject to any and all applicable limitations on indemnification set forth in Article 8 and shall be taken into account for purposes determining whether or not the applicable limitations on indemnification set forth in Section 8.4(c) (i.e., the indemnification cap described therein) has been reached.

7.8Litigation Support Regarding Equipment Recovery Action and Loan Recovery Action.  The Parties acknowledge and agree that: (a) Seller is a party to the Equipment Recovery Action and the Loan Recovery Action; and (b) the Equipment Recovery Action and the Loan Recovery Action, all assets that are the subject of the Equipment Recovery Action and the Loan Recovery Action and all causes of action and rights of recovery in connection with the Equipment Recovery Action and the Loan Recovery Action constitute Excluded Assets.  At any

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time and from time to time following the Closing Date, upon Seller’s request, Buyer shall make available to Seller any Hired Employees identified by Seller to facilitate Seller’s pursuit of the Equipment Recovery Action and/or the Loan Recovery Action and the defense of any claims that may be asserted against Seller in connection therewith.  Buyer acknowledges that the foregoing may involve (among other things) the travel by one or more Hired Employees to Mexico, which is where the Equipment Recovery Action and the Loan Recovery Action are venued.  Seller shall reimburse Buyer for any reasonable out-of-pocket expenses incurred by Buyer and any such Hired Employee made available to Seller in connection with the foregoing.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1Survival of Representations and Warranties.  All of the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter.  The covenants and agreements of the parties contained in this Agreement shall survive the Closing and continue in force and effect for the performance period specified in this Agreement in respect of each of such covenants and agreements.

8.2Indemnification Obligations of Seller.  Subject to the limitations on indemnification set forth in this Article 8, Seller will indemnify Buyer and its successors, shareholders, directors, governors, officers, managers, employees and Affiliates (collectively, the “Buyer Indemnitees”) from and against any Loss that the Buyer Indemnitees incur as a result of:

(a)the breach of any representation or warranty contained in Article 4 or Article 5 of this Agreement;

(b)the breach of any covenant or agreement made by a Seller Party in this Agreement;

(c)any Excluded Liability that is not a Specified Excluded Liability; or

(d)any Specified Excluded Liability;

provided that a Buyer Indemnitee delivers an Indemnification Claim Notice in respect of such claim for indemnification prior to the applicable survival period therefor set forth in Section 8.1.

Parent hereby guarantees the full payment and satisfaction of all obligations of Seller arising under this Article 8, including, but not limited to, this Section 8.2.

For purposes of determining the amount of Losses incurred as a result of the breach of any representation or warranty contained in Article 4 or Article 5 of this Agreement (but not for purposes of determining whether or not there has been a breach of any such representation or warranty), the terms “material,” “Material Adverse Effect,” and other similar qualifications based upon materiality contained in any such representation or warranty shall be disregarded and given no effect.

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8.3Indemnification Obligations of Buyer.  Subject to the limitations on indemnification set forth in this Article 8, Buyer will indemnify Seller Parties and their respective successors, shareholders, directors, governors, officers, managers, employees and Affiliates (collectively, the “Seller Indemnitees”) from and against any Loss that the Seller Indemnitees incur as a result of:

(a)the breach of any representation or warranty contained in Article 6 of this Agreement;

(b)the breach of any covenant or agreement made by Buyer in this Agreement; or

(c)any Assumed Liability;

provided that a Seller Indemnitee delivers an Indemnification Claim Notice in respect of such claim for indemnification prior to the applicable survival period therefor set forth in Section 8.1.

For purposes of determining the amount of Losses incurred as a result of the breach of any representation or warranty contained in Article 6 of this Agreement (but not for purposes of determining whether or not there has been a breach of any such representation or warranty), the terms “material,” “Material Adverse Effect,” and other similar qualifications based upon materiality contained in any such representation or warranty shall be disregarded and given no effect.

8.4Limitations on Indemnification.

(a)Notwithstanding anything in this Agreement to the contrary, (i) Seller will have no obligation to indemnify the Buyer Indemnitees under Section 8.2(a) or (c) for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than $50,000.00, and (ii) Seller will have no obligation to indemnify the Buyer Indemnitees under Section 8.2(a) or (c) unless and until the Buyer Indemnitees suffer an aggregate amount of Losses by reason of such matters in excess of $710,000.00, and the Buyer Indemnitees will be entitled to recover only those Losses that exceed such amount.  For the avoidance of doubt, the limitations contained in this Section 8.4(a) shall not apply to any Losses for which the Buyer Indemnitees are entitled to be indemnified under Section 8.2(b) or (d) or for claims based on fraud.

(b)Notwithstanding anything in this Agreement to the contrary, the maximum aggregate obligation of Seller to indemnify the Buyer Indemnitees under Section 8.2(a) and (c) will not exceed $7,100,000.00.  For the avoidance of doubt, the limitations contained in this Section 8.4(b) shall not apply to any Losses for which the Buyer Indemnitees are entitled to be indemnified under Section 8.2(b) or (d) or for claims based on fraud.

(c)Subject to the other limitations on indemnification set forth in this Article 8 (including, but not limited to, in Section 8.4(b)) and notwithstanding anything in this Agreement to the contrary, the maximum aggregate obligation of Seller to indemnify the Buyer

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Indemnitees under Section 8.2 (inclusive of Sections 8.2(a)-(d)) will not exceed the Purchase Price.

(d)In calculating the amount of Losses suffered or incurred by a Party for which indemnification is sought under this Article 8 there will be deducted the amount of (i) any insurance proceeds or any other recovery from a third party, paid or payable to such Party or otherwise inuring to the benefit of such Party as a result of or related to any such Loss, and (ii) any Tax benefit or other reduction in Taxes attributable to such Losses.  Each Party agrees to use commercially reasonable efforts to obtain such proceeds, recoveries or Tax benefits.  If any such proceeds, recoveries or Tax benefits are received or realized by the Indemnified Party with respect to any Loss after the Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party will promptly pay to the Indemnifying Party the amount of such proceeds, recoveries or Tax benefits (up to the amount of the Indemnifying Party’s payment).  In addition, the amount of any Loss for which indemnification is payable under Section 8.2 will be net of all reserves provided for in the Final Net Working Capital relating to such Loss.

(e)Each Indemnified Party shall take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event or circumstance which could reasonably be expected to give rise to any indemnifiable Losses, and the Indemnifying Party shall not be required to make any payment to the Indemnified Party for that portion of any such Losses which is caused by or corresponds to the Indemnified Party’s failure to comply with its mitigation obligation under this Agreement.

8.5Indemnification Procedures.

(a)Third Party Claims.

(i)Notice.  If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 8.2 or 8.3 (a “Third Party Claim”), such Indemnified Party must give the Indemnifying Party from whom indemnification is sought written notice of such Indemnified Party’s claim for indemnification (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives written notice of such Third Party Claim.  The failure of any Indemnified Party to give timely notice under this Section 8.5(a)(i) will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced by such failure; provided,  however, that any claim for indemnity under Section 8.2 or Section 8.3 must be made by Indemnification Claim Notice given within the applicable survival period specified in Section 8.1.  Such Indemnification Claim Notice must contain a reasonably detailed description of the claim and the nature and amount of such Loss.

(ii)Control of Defense; Settlement.  An Indemnifying Party, at its option, may assume control of the defense of any Third Party Claim within 60 days of receiving a proper Indemnification Claim Notice from the Indemnified Party, and may appoint as lead counsel of such defense legal counsel selected by the Indemnifying Party.  In the event an Indemnifying Party assumes control of the defense of a Third Party Claim, the Indemnified Party (A) may

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participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Party’s own expense, and (B) will cooperate with the Indemnifying Party in the defense of such Third Party Claim.  Neither the Indemnifying Party nor the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the other Party (such consent not to be withheld unreasonably); except that the Indemnifying Party may enter into a settlement without the consent of the Indemnified Party if the sole relief provided is monetary damages that will be paid in full by the Indemnifying Party.

(b)Other Claims.  Any Indemnified Party may make a claim for indemnification pursuant to Section 8.2 or 8.3 by providing an Indemnification Claim Notice to the Indemnifying Party (it being understood that any claim for indemnity related to a breach of a representation or warranty must be made by notice given within the applicable survival period specified in Section 8.1).  Such Indemnification Claim Notice must contain a reasonably detailed description of the claim and the nature and amount of such Loss.

(c)Subrogation.  Upon making any payment to an Indemnified Party in respect of any Loss, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which such payment relates.  The Indemnified Party will execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights of the Indemnifying Party.

8.6Exclusive Remedy.  Other than any claim for injunctive or other equitable relief, including under Section 10.7, the indemnification obligations of the Parties set forth in this Article 8 are the sole and exclusive remedy of the Parties with respect to this Agreement and the transactions contemplated hereby; provided,  however, that for the avoidance of doubt, this Section 8.6 shall not (a) limit the rights of any Party to seek any equitable or injunctive relief available to enforce the rights of such Party under this Agreement, including specific performance pursuant to Section 10.7, it being acknowledged that monetary damages due to the non-defaulting party in such case may not be adequately determined at law, (b) limit the right of a Party to seek any available remedy for fraud, or (c) limit any equitable or legal defense, including the defense of mitigation.  Each Party covenants and agrees that following the Closing, it shall not seek or assert any other remedy hereunder, other than any equitable remedy available to enforce the rights of such Party under this Agreement and the right of such Party to seek any available remedy for fraud.

ARTICLE 9

CLOSING DELIVERIES

9.1Seller Parties’ Closing Deliveries.  At the Closing, Seller Parties shall deliver the following documents (duly executed as appropriate) to Buyer:

(a)this Agreement;

(b)an Assignment and Assumption Agreement and Bill of Sale between Buyer and Seller, in substantially the form attached as Exhibit C (the “Bill of Sale”);

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(c)an Intellectual Property Assignment made by Seller in favor of Buyer, in substantially the form attached as Exhibit D (the “Intellectual Property Assignment”);

(d)a Real Property Lease between Parent, as landlord, and Buyer, as tenant, in substantially the form attached as Exhibit E (the “Real Property Lease”);

(e)a Transition Services Agreement between Parent and Buyer, in substantially the form attached as Exhibit F (the “Transition Services Agreement”);

(f)a certificate of an officer of each Seller Party certifying (1) that attached to such certificate are true and correct copies of the resolutions adopted by the Board of Directors of each Seller Party authorizing the execution of this Agreement and the other Transaction Documents to which either Seller Party is a party and the taking of any and all actions deemed necessary or advisable to consummate and perform the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect and have not been modified, amended or superseded as of the Closing, and (2) the incumbency and specimen signatures of each Person who is executing this Agreement and/or any other Transaction Document on behalf of a Seller Party;

(g)a certificate (dated not more than ten days prior to the Closing), as to the good standing of Seller in its jurisdiction of incorporation;

(h)a certificate of non-foreign status for Seller satisfying the requirements of Treasury Regulation Section 1.1445-2(b); and

(i)the Estimated Closing Statement.

9.2Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver the following documents (duly executed as appropriate) to Seller Parties:

(a)this Agreement;

(b)the Bill of Sale;

(c)the Intellectual Property Assignment;

(d)the Real Property Lease;

(e)the Transition Services Agreement;

(f)a certificate of an officer of Buyer certifying (1) that attached to such certificate are true and correct copies of the resolutions adopted by the Board of Directors of Buyer authorizing the execution of this Agreement and the other Transaction Documents to which Buyer is a party and the taking of any and all actions deemed necessary or advisable to consummate and perform the transactions contemplated hereby and thereby, and that such

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resolutions are in full force and effect and have not been modified, amended or superseded as of the Closing, and (2) the incumbency and specimen signatures of each Person who is executing this Agreement and/or any other Transaction Document on behalf of Buyer;

(g) a completed and signed Wisconsin Sales and Use Tax Exemption Certificate in respect of all inventory held for sale included among the Acquired Assets; and

(h)a certificate (dated not more than ten days prior to the Closing), as to the good standing of Buyer in its jurisdiction of organization or incorporation.

ARTICLE 10

MISCELLANEOUS

10.1Transaction Expenses.  The Parties will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.2Amendments and Waivers.  No amendment, modification or waiver of this Agreement will be effective unless specifically made in writing and duly signed by the Party to be bound thereby.  No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.3Successors and Assigns.  All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the Parties, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

10.4Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.  Any action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the State of Wisconsin or the courts of the State of Wisconsin, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.    Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

10.5Notices.  All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by (i) both facsimile (with confirmation) to the

EXHIBIT 2.1

number specified below and electronic mail to the e-mail address below (i.e., if this delivery method is used, both facsimile and electronic mail delivery must be used), (ii) personally delivered to any Party at the address specified below or (iii) sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section.

If to Buyer, addressed to:

Drylock Technologies, Ltd.

c/o Drylock Technologies NV

Spinnerijstraat 12

9240 Zele, Belgium

Attn.:  Piet Van Geet

Tel. No.:  +011 32 52 559 560

Fax No.: +011 32 52 445 083

E-Mail:  piet.van.geet@drylock.eu

with a copy to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South 8th Street

Minneapolis, MN  55402

Attn.:  Christopher A. Carlisle

Tel. No.:  (612) 632-3033

Fax No.: (612) 632-4033

E-Mail: christopher.carlisle@gpmlaw.com

If to Seller or Parent, addressed to:

Presto Absorbent Products, Inc.

c/o National Presto Industries, Inc.

3925 North Hastings Way

Eau Claire, Wisconsin 54703-3703

Attn.:  Maryjo Cohen

Tel. No.: (715) 839-2021

Fax No.: (715) 839-2122

E-Mail: mjc@gopresto.com

with a copy to:

National Presto Industries, Inc.

3925 North Hastings Way

Eau Claire, Wisconsin 54703-3703

Attn.:  Douglas J. Frederick

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Tel. No.: (715) 839-2085

Fax No.: (715) 839-2122

E-Mail: dfrederick@gopresto.com

and

Lindquist & Vennum LLP

2000 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attn.:  Joseph J. Humke

Tel. No.:  (612) 371-2453

Fax No.:  (612) 371-3207

E-Mail: jhumke@lindquist.com

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by electronic mail or on the second day after deposit with a reputable overnight courier service, as the case may be.

10.6Schedules and Exhibits.  The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.  The Disclosure Schedule includes references to the particular section of this Agreement that relates to each disclosure.  Any disclosure which may be applicable to another section of this Agreement will be deemed to be made with respect to such other section, regardless of whether or not a specific cross reference is made thereto, if it is reasonably apparent that such disclosure also relates to such other section.  For the avoidance of doubt, any disclosure made with respect to a section of this Agreement, or deemed to be made with respect to a section of this Agreement in accordance with the immediately-preceding sentence, shall be deemed to qualify and modify the representations and warranties contained in such section, even if the representations and warranties contained in such section do not by their terms call for any disclosure to be made.  By listing matters on the Disclosure Schedule, Seller will not be deemed to have established any materiality standard, admitted any liability, concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations or warranties pertaining to Seller or the Business contained in this Agreement.

10.7Specific Performance.  Each Party’s obligations under this Agreement are unique.  If any Party should breach its covenants or agreements under this Agreement, the Parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, any nonbreaching Party, in addition to any other available rights or remedies it may have under the terms of this Agreement, may sue in equity for specific performance and/or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each Party expressly waives the defense that a remedy in damages will be adequate.

10.8Counterparts.  The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.  The Parties

EXHIBIT 2.1

may deliver an executed copy of this Agreement (and an executed copy of any of the other Transaction Documents contemplated by this Agreement) by facsimile or other electronic transmission to the other Parties, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other Transaction Document).

10.9No Third Party Beneficiaries.  Except as expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.  Nothing in this Agreement will be construed as an amendment to any Benefit Plan for any purpose.

10.10Headings.  The headings used in this Agreement and the Disclosure Schedule are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

10.11Entire Agreement.  Except as otherwise provided in this Agreement, together with all Exhibits and Schedules hereto, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral, are superseded by this Agreement.

10.12Severability.  In case any one or more of the provisions contained in this Agreement will be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

10.13Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The use of the words “including”, “include” or any similar expression are not to be construed as implying any limitation and will be construed as illustrative, not limiting the sense of the words preceding or following those words. The Parties intend that each representation, warranty and covenant have independent significance. If any Party has breached any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached does not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

10.14Public Announcements.  No Party will make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by applicable Legal Requirements.  The Parties will jointly agree on the content and substance of all public announcements concerning the transactions contemplated hereby.

EXHIBIT 2.1

10.15Bulk Transfer Laws.  Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

*   *   *   *   *

EXHIBIT 2.1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:	SELLER:

DRYLOCK TECHNOLOGIES, LTD.	PRESTO ABSORBENT PRODUCTS, INC.

/s/ Jules Van Malderen	/s/ Randy F. Lieble
By: Jules Van Malderen	By: Randy F. Lieble
Its: President / CEO	Its: Vice President, Treasurer and Secretary

PARENT:

NATIONAL PRESTO INDUSTRIES, INC..

/s/ Randy F. Lieble
By: Randy F. Lieble
Its: Vice President, Treasurer and Secretary